Exhibit 5.1

May 22, 2015

Western Refining Logistics, LP

123 W. Mills Avenue

El Paso, Texas 79901

Ladies and Gentlemen:

We have acted as counsel for Western Refining Logistics, LP, a Delaware limited partnership (the “Partnership”), with respect to certain legal matters in connection with the preparation of a registration statement on Form S-3 (the “Registration Statement”) filed on the date hereof by the Partnership, WNRL Finance Corp., a Delaware corporation and wholly owned subsidiary of the Partnership (“WNRL Finance”), WNRL Energy GP, LLC, a Delaware limited liability company and wholly owned subsidiary of the Partnership (“WNRL Energy GP”), WNRL Energy, LLC, a Delaware limited liability company and wholly owned subsidiary of the Partnership (“WNRL Energy”), Western Refining Wholesale, LLC, a Delaware limited liability company and wholly owned subsidiary of the Partnership (“WRW”), Western Refining Product Transport, LLC, a Delaware limited liability company and wholly owned subsidiary of the Partnership (“WRPT”), Western Refining Terminals, LLC, a Delaware limited liability company and wholly owned subsidiary of the Partnership (“WRT” and together with WNRL Energy GP, WNRL Energy, WRW and WRPT, the “Delaware Guarantors”) and Western Refining Pipeline, LLC, a New Mexico limited liability company and wholly owned subsidiary of the Partnership (“WRP” or “New Mexico Guarantor” and together with the Delaware Guarantors, the “Guarantors”), with the Securities and Exchange Commission (the “Commission”) in connection with the registration by the Partnership under the Securities Act of 1933, as amended (the “Securities Act”), respecting the offer and sale from time to time, pursuant to Rule 415 under the Securities Act:

(1)	by the Partnership of (a) common units representing limited partner interests in the Partnership (“Common Units”), (b) preferred units representing limited partner interests in the Partnership (“Preferred Units”), (c) partnership securities representing limited partner interests or additional equity interests in the Partnership (“Partnership Securities”), (d) warrants to purchase Common Units, Preferred Units or Partnership Securities (“Equity Warrants”), (e) rights to purchase Common Units, Preferred Units or Partnership Securities (“Equity Rights”), (f) debt securities, which may be co-issued by WNRL Finance, in one or more series, consisting of notes, debentures or other evidences of indebtedness (“Debt Securities”), (g) warrants to purchase Debt Securities (“Debt

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Warrants”), (h) rights to purchase Debt Securities (“Debt Rights” and, together with the Equity Warrants, Equity Rights and Debt Warrants, the (“Subscription Securities”), each on terms to be determined at the time of the offering thereof; and

(2)	of guarantees of the Debt Securities by the Delaware Guarantors (the “Delaware Guarantees”) and the New Mexico Guarantor (the “New Mexico Guarantee” and, together with the Delaware Guarantees, the “Guarantees”).

The Common Units, Preferred Units, Partnership Securities, Subscription Securities, Debt Securities and Guarantees are collectively referred to herein as the “Securities.” We have also participated in the preparation of the Prospectus (the “Prospectus”) contained in the Registration Statement to which this opinion letter is an exhibit. The Securities will be offered in amounts, at prices and on terms to be determined in light of market conditions at the time of sale and to be set forth in supplements (each, a “Prospectus Supplement”) to the Prospectus. Capitalized terms not defined herein shall have the meanings ascribed to them in the Prospectus.

In rendering the opinions set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, including the Prospectus, (ii) the form of senior indenture (the “Senior Indenture”), (iii) the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated October 16, 2013, (iv) the Certificate of Limited Partnership filed with the Secretary of State of Delaware pursuant to the Delaware Revised Uniform Limited Partnership Act in connection with the formation of the Partnership, (v) the Amended and Restated Limited Liability Company Agreement of Western Refining Logistics GP, LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), dated October 16, 2013, (vi) the Certificate of Formation of the General Partner filed with the Secretary of State of Delaware pursuant to the Delaware Limited Liability Company Act in connection with the formation of the General Partner, (vii) the Bylaws of WNRL Finance, dated January 27, 2015, (viii) the Certificate of Incorporation of WNRL Finance filed with the Secretary of State of Delaware pursuant to the Delaware General Corporation Law in connection with the formation of WNRL Finance, (ix) the certificate of formation and limited liability company agreement of each of the Delaware Guarantors, (x) resolutions of the boards of directors of the General Partner, WNRL Finance and each of the Delaware Guarantors, each dated as of May 21, 2015, approving and authorizing the Registration Statement and related matters by the Partnership, WNRL Finance and each of the Guarantors, and (xi) such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed.

In connection with rendering the opinions set forth below, we have assumed that:

(1)	all information contained in all documents reviewed by us is true and correct;

(2)	all signatures on all documents examined by us are genuine;

(3)	all documents submitted to us as originals are authentic and complete and all documents submitted to us as copies conform to the originals of those documents;

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(4)	the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and comply with all applicable laws;

(5)	all Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner specified in the Registration Statement and any applicable Prospectus Supplement;

(6)	the Senior Indenture will have been duly qualified under the Trust Indenture Act of 1939, as amended and the Debt Securities will be duly authorized, executed and delivered by the parties thereto;

(7)	if not described in the Prospectus, one or more Prospectus Supplements to the Prospectus contained in the Registration Statement will have been prepared and filed with the Commission describing the Securities offered thereby;

(8)	the Senior Indenture, and any supplemental indenture relating to a particular series of Debt Securities, will be duly authorized, executed and delivered by the parties thereto in substantially the form reviewed by us;

(9)	a definitive purchase, underwriting or similar agreement with respect to any Securities offered will have been duly authorized and validly executed and delivered by the Partnership and the other parties thereto;

(10)	a definitive warrant agreement, rights agreement or similar agreement with respect to any Subscription Securities will have been duly authorized and validly executed and delivered by the Partnership and the other parties thereto; and

(11)	any securities issuable upon conversion exchange or exercise of any Security being offered will have been duly authorized, created and, if appropriate, reserved for issuance upon such conversion, exchange or exercise.

Based on the foregoing and on such legal considerations as we deem relevant, we are of the opinion that:

(1)	With respect to the Common Units, when (i) the Partnership has taken all necessary action to approve the issuance of such Common Units, the terms of the offering thereof and related matters and (ii) the Common Units have been issued and delivered in accordance with the terms of the applicable definitive purchase, underwriting or similar agreement approved by the Partnership upon payment of the consideration therefor provided for therein, then the Common Units will be validly issued, fully paid (to the extent required under the First Amended and Restated Limited Partnership Agreement of the Partnership, dated October 16, 2013 (the “Partnership Agreement”)) and nonassessable (except as such non-assessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act).

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(2)	With respect to the Preferred Units, when (i) the Partnership has taken all necessary action to approve the issuance and terms of such Preferred Units, the terms of the offering thereof and related matters and (ii) the Preferred Units have been issued and delivered in accordance with the terms of the applicable definitive purchase, underwriting or similar agreement approved by the Partnership upon payment of the consideration therefor provided for therein, then the Preferred Units will be validly issued, fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such non-assessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act).

(3)	With respect to the Partnership Securities, when (i) the Partnership has taken all necessary action to approve the issuance and terms of such Partnership Securities, the terms of the offering thereof and related matters and (ii) the Partnership Securities have been issued and delivered in accordance with the terms of the applicable definitive purchase, underwriting or similar agreement approved by the Partnership upon payment of the consideration thereof or provided for therein, then the Partnership Securities will be validly issued, fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such non-assessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act).

(4)	With respect to the Subscription Securities, when (i) the Partnership has taken all necessary action to approve the issuance and terms of such Subscription Securities, the terms of the offering and related matters and (ii) the Subscription Securities have been issued and delivered in accordance with the terms of the applicable warrant agreement, rights agreement or similar agreement approved by the Partnership, and upon payment of any consideration therefor provided for therein and in any applicable definitive purchase, underwriting or similar agreement approved by the Partnership, then the Subscription Securities will constitute valid and legally binding obligations of the Partnership, in accordance with their terms, except as such enforcement may be subject to any applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or other law relating to or affecting creditors’ rights generally and general principles of equity.

(5)

With respect to the Debt Securities and the Delaware Guarantees, when (i) the Senior Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended; (ii) the Partnership, WNRL Finance and the Guarantors, as applicable, have taken all necessary action to approve the issuance and terms of such Debt Securities and Guarantees, the terms of the offering thereof and related matters; (iii) any Common Units, Preferred Units or Partnership Securities issuable upon the conversion of such Debt Securities, if applicable, have been duly and validly authorized for issuance; (iv) the terms of such Debt Securities and of their issuance and sale have been duly established in conformity with the Senior Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Partnership, WNRL Finance or any Guarantor and so as to comply with any requirements or

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restrictions imposed by any court or governmental body having jurisdiction over Partnership, WNRL Finance or any Guarantor; and (v) such Debt Securities and Guarantees have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Senior Indenture and the applicable definitive purchase, underwriting or similar agreement approved by the Partnership, WNRL Finance and the Guarantors, as applicable, upon payment of the consideration therefor provided for therein, such Debt Securities and Delaware Guarantees will be legally issued and will constitute valid and legally binding obligations of the Partnership, WNRL Finance and the Delaware Guarantors, as applicable, enforceable against the Partnership, WNRL Finance and the Delaware Guarantors, as applicable, in accordance with their respective terms, except as such enforcement may be subject to any applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or other law relating to or affecting creditors’ rights generally and general principles of equity.

(6)	We express no opinions concerning (i) the validity or enforceability of any provisions contained in the Senior Indenture or Delaware Guarantees that purport to waive or not give effect to rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law; (ii) the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws, or (iii) an implied covenant of good faith and fair dealing.

This opinion is limited in all respects to the Delaware Revised Uniform Limited Partnership Act (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws), the laws of the State of New York and the federal laws of the United States of America, and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

We hereby consent to the references to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Vinson & Elkins L.L.P.